Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-102384

PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 8, 2003
TO PROSPECTUS DATED JANUARY 13, 2003

                                VISTA GOLD CORP.

                             3,012,409 Common Shares
                                without par value

      You should read this prospectus supplement together with our prospectus dated January 13, 2003, which is to be delivered with this prospectus supplement.

      INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 8, 2003.

      The information in this prospectus supplement concerning the selling security holders supersedes in part the information set forth under the caption "Selling Security Holders" in the prospectus by deleting the information contained in the table regarding the selling security holders with respect to beneficial ownership of our common shares, as well as the paragraph immediately preceding that table, and substituting therefor the following paragraph and table:

      The following table sets forth, as of the date of this prospectus supplement, the number of shares being held of record or beneficially by the selling security holders as well as the remaining number of shares that may be offered under this prospectus, and provides by footnote reference any material relationship between Vista Gold and the selling security holder, all of which is based upon information currently available to us.

--------------------------------------------------------------------------------------------------------------------
                                                         Beneficial Ownership of             Beneficial Ownership of
                                                         Selling Security Holder                      Shares
                                                 As of Date of Prospectus Supplement (1)        After Offering (2)
                                                 ---------------------------------------        ------------------
--------------------------------------------------------------------------------------------------------------------
                                                                                Remaining
                                                                                Number of
                                                                             Shares Offered
Name of Selling Security Holder                     Number (3)    Percent         Hereby         Number     Percent
-------------------------------                     ----------    -------         ------         ------     -------
--------------------------------------------------------------------------------------------------------------------
Viceroy Resource Corporation (4)                     303,030         2.3%         303,030             0        *
--------------------------------------------------------------------------------------------------------------------
Newmont USA Limited (5)                              282,486         2.2%         282,486             0        *
--------------------------------------------------------------------------------------------------------------------
Newmont Capital Limited (5)                          112,994            *         112,994             0        *
--------------------------------------------------------------------------------------------------------------------
Vertical Ventures Investments, LLC (6)               765,956         5.9%         765,956             0        *
--------------------------------------------------------------------------------------------------------------------
Cleveland Overseas Ltd. (7)                          382,978         3.0%         382,978             0        *
--------------------------------------------------------------------------------------------------------------------
PanAmerica Capital Group, Inc. (8)                   711,000         5.4%         710,650           350        *
--------------------------------------------------------------------------------------------------------------------
Endeavour Financial Corporation Inc. (9)              18,221            *          10,869         7,352        *
--------------------------------------------------------------------------------------------------------------------
         TOTAL                                     2,576,665        18.4%       2,568,963         7,702        *
--------------------------------------------------------------------------------------------------------------------

*     Represents less than 1% of the outstanding common shares.

(1) Applicable percentage of ownership is based on 12,621,819 common shares outstanding as of April 29, 2003, plus any securities held by such holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus supplement, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Beneficial ownership information as of the commencement of the offering is contained in the original prospectus dated January 13, 2003.

(2) Assumes in all cases that all shares offered hereby are sold pursuant to this offering and that no other common shares are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other common shares, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of common shares that each selling security holder will own upon completion of this offering.

(3)   Unless otherwise noted, current ownership represents the total number of
      (i) common shares issued to the selling security holder and (ii) shares issuable to the holder upon exercise of warrants (if any) acquired in transactions as described in the original prospectus dated January 13, 2003, as updated to reflect sales or purchases of common shares since that date.

(4) Viceroy Resource Corporation is a widely-held, publicly-traded Canadian corporation. Viceroy trades on the Toronto Stock Exchange. A. Murray Sinclair, who was a director of Vista Gold until October 24, 2002, is a director of Viceroy and does not own any shares of Viceroy. Ronald K. Netolitzky is Chief Executive Officer


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

      and President of Viceroy and is the beneficial owner of approximately 4.3% of its outstanding common shares. Entities affiliated with A. Richards Rule own in aggregate approximately 11% of the outstanding common shares and warrants which, if exercised, would increase their aggregate holdings to approximately 14% of the then outstanding common shares of Viceroy, principally as follows: Exploration Capital Partners 2000 Limited Partnership, a Nevada limited partnership, owns 8,375,000 common shares and 3,500,000 share purchase warrants. The Rule Family Trust u/d/t 12/17/98 owns 2,685,000 common shares. The General Partner of Exploration Capital Partners 2000 is Resource Capital Investment Corp., a Nevada corporation that is 90% owned by the Rule Family Trust. A. Richards Rule is President and a Director of Resource Capital, and, with his wife, is co-Trustee of the Rule Family Trust. To the knowledge of Viceroy's management, no other person beneficially owns 5% or more of its outstanding common shares.

(5) Newmont USA Limited is a wholly-owned subsidiary of Newmont Mining Corporation, which is a widely-held, publicly-traded U.S. corporation. The President of Newmont USA is Bruce Hansen, and the Chairman of the Board and Chief Executive Officer of Newmont Mining is Wayne Murdy. Based on the most recent Schedule 14A Information Statement filed with the SEC, FMR Corp. of Massachusetts owns approximately 9% of the outstanding common stock of Newmont Mining, and Capital Research and Management Company of California owns approximately 6% of the outstanding common stock, and as of such filing, to the knowledge of Newmont Mining management, no other person beneficially owned 5% or more of its outstanding common shares. Newmont Capital Limited is a wholly-owned subsidiary of Newmont Mining.

(6) Vertical Ventures Investments, LLC is a privately-held limited liability company based in New York. Based on its filing with the Toronto Stock Exchange in connection with its purchase of equity units from Vista Gold in December 2002, Joshua Silverman is a partner and authorized signatory, and no person beneficially owns 10% or more of its outstanding equity.

(7) Cleveland Overseas Ltd. is a privately-held limited liability company based in Liechtenstein. Ewald Vogt is a director of Cleveland Overseas, and GTF Global Trade & Finance S.A., also based in Liechtenstein, owns all of its outstanding equity. Mr. Vogt owns 50% of the outstanding equity of GTF.

(8) PanAmerica Capital Group, Inc., is a privately-held corporation based in Panama. Based on its filing with the Toronto Stock Exchange in connection with its purchase of equity units from Vista Gold in December 2002, its President is Patrick M. Abraham, and no person beneficially owns 10% or more of its outstanding equity. Ownership totals include 350 common shares issuable upon exercise of previously acquired warrants, that are not being registered for inclusion in this offering.

(9) Endeavour Financial Corporation Inc. is a privately-held corporation based in the Cayman Islands. Its directors are Wayne McManus, Neil Woodyer and William Koutsouras, who is also its sole officer. Its controlling shareholders are: Dragon Capital Holdings Limited (a United Kingdom incorporated company), Yeoman Investments Inc. (an Antigua incorporated company) and Omega Holdings (a Barbados incorporated company). Further information as to these companies is not available. Ownership totals include 7,352 subsequently acquired common shares that are not being registered for inclusion in this offering.


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